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                                   EXHIBIT 99

                           [THE BANC CORPORATION LOGO]

                              FOR IMMEDIATE RELEASE

                              THE BANC CORPORATION
                            ANNOUNCES BUYOUT OF TWO
                              EMPLOYMENT CONTRACTS

      Birmingham, Alabama, July 21, 2005 - The Board of Directors of The Banc Corporation (NASDAQ: TBNC) announced today that the Company and its subsidiary, The Bank, have bought out the employment contracts of David R. Carter, Chief Financial Officer, and F. Hampton McFadden, Jr., General Counsel, which were entered into in 2000 and 2001, respectively. Both gentlemen will leave their positions with the Company by year-end. As previously reported, these officers could have exercised provisions in those contracts as early as January 25, 2006, entitling them to receive three years' compensation and benefits or their cash equivalent. The cost of these contract buyouts is approximately $2.0 million after-tax, or $0.11 per share, which will be reflected in the Company's second quarter financial results.

      To ensure a smooth transition, Mr. Carter has agreed to continue as Chief Financial Officer through the filing of the Company's third quarter 10-Q, and Mr. McFadden has agreed to continue as General Counsel through the end of the third quarter.

      Looking toward Mr. Carter's departure, Chris Gossett, currently the Company's Controller and The Bank's Chief Financial Officer has been named the Company's Chief Accounting Officer, and Nicole Stokes, The Bank's Controller, has been named the company's Controller, both effective immediately.

      Stan Bailey, Chief Executive Officer of The Banc Corporation, said, "These gentlemen have been key contributors in the management transition that began in January, and we very much appreciate their willingness to stay and assist us during that time. David Carter joined the Company shortly after its founding and has been instrumental in its development and growth, and Hampton McFadden has coordinated the company's efforts that have led to the successful resolution of a variety of legal and regulatory issues."

      David Carter commented, "My involvement with The Banc Corporation during a period that included numerous acquisitions and rapid growth has been both challenging and fulfilling. With the company in capable hands, I feel comfortable in leaving at this time and as a continuing shareholder, I look forward to new management's taking the company to the next level."

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      Hampton McFadden remarked, "I was privileged to join the company in 2001 and during my tenure here, we have been able to work through some challenging issues as we have made the transition to a more mature institution. While my work here has been professionally rewarding, I believe that we have addressed the challenges we faced and that the Company no longer needs a full-time internal counsel. This is an opportune time for me to return to private practice, and I look forward to continuing my relationship with the Company in that role."

      The Banc Corporation is a $1.4 billion community bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of 26 branches with 19 locations throughout the state of Alabama and seven locations along Florida's Eastern Panhandle.

      Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation, are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation. The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

      More information on The Banc Corporation and its subsidiaries may be obtained over the Internet at http://www.the-banc.com or by calling 1-877-326-BANK (2265).

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FOR MORE INFORMATION CONTACT:

Rick D. Gardner:  (205) 327-3616